UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2011

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On July 21, 2011, Location Based Technologies, Inc. (the “Company”) entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with certain investors (the “Investors”) for the sale to the Investors of up to 50,000,000 shares of its common stock at a purchase price of $0.20 per share.  Closings for the sale of such shares took place on July 22, July 25, and July 27, 2011, at which a total of 50,000,000 shares were issued.

The net proceeds to the Company from the sale of these shares, after deducting the placement agent fees and estimated offering expenses, are estimated to be approximately $8,998,500.

The holders of the shares purchased under the Purchase Agreement are entitled, with certain exceptions, to weighted-average antidilution protection until the 12 month anniversary of the initial closing in the event of sales and issuances of securities by the Company at less than the $0.20 purchase price under the Purchase Agreement.

In connection with the sale of shares to the Investors, the Company has agreed in the Purchase Agreement to register on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock issuable to the Investors.  Under the Purchase Agreement, the Company is required to file with the Securities and Exchange Commission a registration statement covering such shares of common stock within 30 days from the date of the Purchase Agreement.  The Purchase Agreement contains indemnification and other provisions that are customary for agreements of this nature.

Craig-Hallum Capital Group LLC and ThinkEquity LLC have served as placement agents (the “Agents”) and have received as compensation for their services an aggregate of $800,000 in cash and five-year warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock at an exercise price of $0.20 per share.  The Agents are entitled to have the shares of common stock issuable on exercise of the warrants registered under the Securities Act along with the shares of common stock to be purchased by the Investors.

The foregoing description of the terms and conditions of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities.

The information stated above in Item 1.01 is incorporated into this Item 3.02 by reference.

On July 12, 2011, the Company issued 40,000 shares of common stock in exchange for accounting related advisory services.  The shares were valued at $7,600, which represented the fair market value of the services provided on the award date.

On July 12, 2011, the Company issued 25,000 shares of common stock in exchange for web development services.  The shares were valued at $4,750, which represented the fair market value of the services provided on the award date.

On July 12, 2011, the Company issued 35,000 shares of common stock in exchange for business development services.  The shares were valued at $6,650, which represented the fair market value of the services provided on the award date.

On July 12, 2011, the Company issued 192,069 shares of common stock in satisfaction of a convertible note.  The shares were valued at $38,414, which represented the fair market value on the issue date.

On July 15, 2011, the Company issued 212,490  shares of common stock in satisfaction of a convertible note.  The shares were valued at $42,498, which represented the fair market value on the issue date.

On July 15, 2011, the Company issued 75,000  shares of common stock in partial satisfaction of a convertible note.  The shares were valued at $15,000, which represented the fair market value on the issue date.

On July 21, 2011 the Company issued 536,028 shares of common stock in satisfaction of a convertible note. The shares were valued at $107,205 which represented the fair market value on the issue date.

In connection with the sales and issuances of the foregoing securities, the Company has relied upon the exemption from registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  No general advertising or solicitation was employed in offering the securities, each of the investors confirmed to the Company that he, she or it was an “accredited investor” as defined in Rule 501 of Regulation D, each of the investors confirmed that he, she or it was purchasing the securities for investment, and transfer of the securities was restricted as required by Rule 502 of Regulation D.

Item 7.01.   Regulation FD Disclosure.

The information and exhibits provided pursuant to this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act.  The information furnished pursuant to this Item 7.01 shall instead be deemed “furnished.”

On July 27, 2011, the Company issued a press release with respect to the sale of its shares to the Investors pursuant to the Purchase Agreement.  A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached with this report on Form 8-K:

4.1	Form of Warrant issued to placement agents
10.1	Common Stock Purchase Agreement, dated as of July 21, 2011, by and between the Company and the investors signatory thereto
99.1	Press Release dated July 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: July 27, 2011	By:	/s/ David Morse
David Morse
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number
4.1	Form of Warrant issued to placement agents
10.1	Common Stock Purchase Agreement, dated as of July 21, 2011, by and between the Company and the investors signatory thereto
99.1	Press Release dated July 27, 2011